Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276643) and Form S-8 (No. 333-184227) of HCI Group, Inc. of our reports dated February 26, 2026, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of HCI Group, Inc. and Subsidiaries, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP
Charlotte, North Carolina
February 26, 2026